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                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of HealthPlan Services Corporation on Form S-8 related to the Amended and
Restated HealthPlan Services Corporation 1996 Employee Stock Option Plan of our report dated December 2, 1994, on our audit of the financial statements of HealthPlan Services Division (formerly Plan Services Division, a wholly-owned division of The Dun & Bradstreet Corporation), as of September 30, 1994 and for the nine-month period then ended, which report is included in the Annual Report on Form 10-K


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.
Tampa, Florida
July 21, 1997